As filed with the Securities and Exchange Commission on May 2, 2001

                           Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                               DELAWARE 13-4066303
                (State or other jurisdiction of (I.R.S. Employer
              incorporation or organization) Identification Number)

                              520 BROADHOLLOW ROAD
                               MELVILLE, NY 11747
                                 (631) 899-3900
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -------------------------

                                 MICHAEL STRAUSS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                              520 BROADHOLLOW ROAD
                               MELVILLE, NY 11747
                                 (631) 899-3900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -------------------------

                                   Copies to:

                            Louis J. Bevilacqua, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000

                            -------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities to be offered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                                      PROPOSED
                                                      MAXIMUM
                                                      AGGREGATE    AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    OFFERING     REGISTRATAION
 AND SOLD BY THE REGISTRANT(1)                        PRICE(1) (2) FEE
--------------------------------------------------------------------------------

Common Stock, par value $0.01 per share(3)(4)

Preferred Stock, par value $1.00 per share(3)

Warrants(3)

  Subtotal.........................................  $75,000,000   $    18,750
================================================================================

(1) There are being registered hereunder such indeterminate number of shares of common stock and preferred stock and such indeterminate number of shares of common stock as may be issued upon the exercise of warrants to purchase common stock, as shall have an aggregate initial offering price not to exceed $75,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) In addition to the securities issued directly under this registration statement, we are registering an indeterminate number of shares of common stock as may be issued upon the conversion or exchange of the securities issued directly under this registration statement. No separate consideration will be received for any shares of common stock so issued upon conversion or exchange.

(4) The amount of Common Stock registered in any at-the-market offering by us or on our behalf shall be limited to that which is permissible under Rule 415(a)(4)(ii) under the Securities Act of 1933.


================================================================================
                                        PROPOSED     PROPOSED
TITLE OF EACH CLASS OF                  MAXIMUM      MAXIMUM
SECURITIES TO BE                        OFFERING     AGGREGATE      AMOUNT OF
REGISTERED AND SOLD BY  AMOUNT TO BE    PRICE PER    OFFERING       REGISTRATION
SELLING STOCKHOLDERS(1) REGISTERED(2)   SHARE(3)     PRICE(3)       FEE
--------------------------------------------------------------------------------
Common Stock, par
  value $0.01 per
  share(4)..............   652,283       $9.94      $6,483,693      $ 1,620
Total Amount of
  Registration
  Fee...................                                            $20,370
================================================================================

(1) The prospectus included in this registration statement relates to 652,283 shares of common stock registered for one or more offerings by selling stockholders. Each of the selling stockholders may offer and sell, from time to time, an aggregate of up to 10% of their current holdings of common stock.

(2) In the event of a stock split, stock dividend or similar transaction involving the registrant's common stock, in order to prevent dilution, the number of shares of common stock registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low reported sales price per share of common stock on May 1, 2001.

(4) The amount of Common Stock registered in any at-the-market offering by us or on our behalf shall be limited to that which is permissible under Rule 415(a)(4)(ii) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                    SUBJECT TO COMPLETION, DATED MAY 2, 2001

                                   PROSPECTUS

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                                   $75,000,000

                                  COMMON STOCK
                                 PREFERRED STOCK
                                    WARRANTS

     By this prospectus, we intend to offer at one or more times-


     Common Stock
     Preferred Stock
     Warrants to Purchase Common Stock or Preferred Stock

in one or more series with an aggregate initial public offering price of up to $75,000,000 (as described in the applicable prospectus supplement). We will provide the specific terms for each of these securities in supplements to this prospectus.

     In addition, the selling stockholders who are identified in this prospectus may collectively offer and sell, from time to time, up to 652,283 shares of the common stock offered by them under this prospectus. For additional information on the methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution." The securities may be sold directly by us or, in case of the common stock, may also be sold by the selling stockholders, to investors, through agents designated from time to time or to or through dealers or underwriters. See "Plan of Distribution." We will set forth the names of any dealers, underwriters or agents in the prospectus supplement. The net proceeds we expect to receive from such sales also will be set forth in a prospectus supplement. We will not receive any of the proceeds from the sale of common stock by selling stockholders.

     You should read this prospectus and any supplements carefully before you invest. We strongly recommend that you read carefully the risks we describe in the accompanying prospectus supplement, as well as the RISK FACTORS in our most current reports to the Securities and Exchange Commission, for a fuller understanding of the risks and uncertainties that we face. See "Risk Factors" beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                  THE DATE OF THIS PROSPECTUS IS MAY __, 2001.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.



                                TABLE OF CONTENTS

About This Prospectus........................................................1
Where You Can Find More Information..........................................1
Forward-Looking Information..................................................2
The Company..................................................................2
Summary of the Securities Offered by this Prospectus.........................3
Risk Factors.................................................................4
Use of Proceeds..............................................................8
Plan of Distribution.........................................................9
Description of Capital Stock................................................11
Description of Warrants.....................................................16
Legal Matters...............................................................19
Experts.....................................................................19

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. In addition, under this shelf process, the selling stockholders also may, over the next two years, collectively sell up to 652,283 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we and the selling stockholders may offer.

     Each time we or the selling stockholders sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Web site at http://www.sec.gov.

     This prospectus is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement or the prospectus supplement for a copy of the referenced contract or document.

     The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the following documents:

o The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 18, 1999, including any amendments or reports filed for the purpose of updating our common stock description; and

o Our Annual Report on Form 10-K (including the portions of our Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended December 31, 2000.

     All documents that we will file with the SEC under the provisions of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of any offering of securities under this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the date such documents are filed.

     We will provide to you without charge, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to those documents (unless they are specifically incorporated by reference in those documents). You may request copies by contacting: Joseph Piscopo, Secretary, American Home Mortgage Holdings, Inc., 520 Broadhollow Road, Melville, New York 11747, telephone number (631) 899-3900.

                           FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we will actually achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading "Risk Factors," that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update or revise any forward-looking statement we make as a result of new information, future events or otherwise.

     We are not making any representation that any securities covered by the prospectus will or will not be offered for sale or resale. We and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of securities. The securities offered by this prospectus may be offered from time to time by us or the selling stockholders as described herein.

                                   THE COMPANY

     We were incorporated as American Home Mortgage Holdings, Inc. ("American Home") in Delaware in June of 1999. Our executive offices are located at 520 Broadhollow Road, Melville, New York 11747 and our telephone number is
(631)899-3900. Our Web site address is WWW.MORTGAGESELECT.COM. The information on our Web site is not a part of this prospectus and is not incorporated by reference into this prospectus.

     We, together with our subsidiaries, American Home Mortgage Corp. ("AHM") and Marina Mortgage Company, Inc. ("Marina") are an independent retail mortgage banking company primarily engaged in the business of originating and selling residential mortgage loans. We offer a broad array of residential mortgage products targeted primarily to high-credit-quality borrowers over the Internet, as well as through our approximately 475 primarily commission-compensated loan originators. We operate from 54 loan offices in the States of New York, California, Illinois, Maryland, Pennsylvania, New Mexico, Connecticut, New Jersey, New Mexico, Arizona, Massachusetts, Florida and Colorado. We operate primarily as a mortgage banker, underwriting, funding and selling our loan products to more than 45 different buyers. In January of 1999, we began marketing our mortgage products over the Internet through our Web site, MORTGAGESELECT.COM. We also have arrangements to market our products through a number of popular Web sites and through our own Web site.

     We have increased our origination volume by building a retail origination network through the expansion of our branch office network and the addition of sales personnel. Our loan originations totaled in excess of $3 billion in 2000.

     We are currently licensed to conduct our business in all 50 states and the District of Columbia.

     Our business is organized into the following three divisions, each of which focuses on a distinct production channel of the residential loan market: the retail division, the Internet division and the wholesale division.

     The Retail Division. Our retail division is the core of our traditional business. This division consists of 54 loan offices throughout the United States, including our New York headquarters.

     The Internet Division. We launched our Internet division, MORTGAGESELECT.COM, in January of 1999. MortgageSelect primarily reaches customers by serving as the exclusive or semi-exclusive mortgage provider for other destination Web sites. Destination Web sites include aggregators, specialty interest sites, and bank sites serviced under private label outsourcing agreements. Internet customers can apply online, lock-in interest rates, check their loan status, receive notification when a desired rate becomes available, use analytical tools and perform other functions, typically 24 hours a day, seven days a week.

     The Wholesale Division. We have established relationships with more than 75 mortgage brokers. Our wholesale division actively solicits referrals of borrowers from this network of independent mortgage brokers.

              SUMMARY OF THE SECURITIES OFFERED BY THIS PROSPECTUS

     We may offer any of the following securities from time to time:

o    common stock;

o    preferred stock; and

o    warrants to purchase common stock or preferred stock.

     In addition, the selling stockholders named in this prospectus may offer shares of our common stock from time to time.

     When we use the term "securities" in this prospectus, we mean any of the securities we or the selling stockholders may offer with this prospectus, unless we say otherwise. The total dollar amount of all securities that we may issue will not exceed $75,000,000, and the total number of shares of our common stock that the selling stockholders may offer will not exceed 652,283 shares. This prospectus, including the following summary of the securities to be issued, describes the general terms that may apply to the securities. The specific terms of any particular securities that we or the selling stockholders may offer will be described in a separate supplement to this prospectus.

Common Stock

     We or the selling stockholders may offer shares of our common stock, which is currently traded on the Nasdaq National Market under the symbol "AHMH".

Preferred Stock

     We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or the manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms that apply to that series of preferred stock.

Warrants

     We may offer warrants to purchase our preferred stock or common stock. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

Listing

     If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will state such information.

                                  RISK FACTORS

     The securities offered under this prospectus are highly speculative and subject to numerous and substantial risks. Prospective investors should carefully consider the following risk factors as well as those set forth in our most current reports to the SEC, and the information contained elsewhere in this prospectus.

A PERIOD OF RISING INTEREST RATES, AN ECONOMIC SLOWDOWN OR A RECESSION COULD REDUCE THE DEMAND FOR MORTGAGES.

     Rising interest rates generally reduce the demand for consumer credit, including mortgage loans. Interest rates have been at favorably low levels for the last several years, generally ranging from 6.5% to 8.5% for conforming loans. There is no assurance that interest rates will continue at favorably low rates. In an economic slowdown or recession, real estate values and home sales decline and the number of borrowers defaulting on their loans increases. In a period of rising interest rates or an economic slowdown, we will originate and sell fewer loans and could be required to repurchase more of the loans we have sold as a result of early payment defaults by borrowers. Accordingly, a period of rising interest rates, an economic slowdown or a recession would adversely affect our business and results of operations.

AN INCREASE IN INTEREST RATES COULD REDUCE THE VALUE OF OUR LOAN INVENTORY.

     The value of our loan inventory is based, in part, on market interest rates. Accordingly, we may experience losses on loan sales if interest rates change rapidly or unexpectedly. If interest rates rise after we fix a price for a loan, but before we sell that loan, the value of that loan will decrease. If the amount we receive from selling the loan is less than our cost of originating the loan, we may incur net losses, and our business and operating results could be adversely affected. While we attempt to hedge these risks, we cannot assure you that our hedging strategy will be effective.

OUR HEDGING STRATEGY MAY NOT PROTECT US FROM INTEREST RATE RISK AND MAY LEAD TO LOSSES.

     We generally sell our loans within 30 days after funding, there may be unexpected delays that could increase our interest rate exposure. While we use hedging and other strategies to minimize our exposure to interest rate risks, no hedging or other strategy can completely protect us. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the hedges that we make will adequately offset the risks of interest rate volatility or that our hedges will not result in losses.

BECAUSE OUR ABILITY TO FUND MORTGAGE LOANS DEPENDS ON THE AVAILABILITY OF FINANCING SOURCES, OUR REVENUES AND BUSINESS WOULD BE NEGATIVELY AFFECTED IF OUR CURRENT FINANCING SOURCES WERE CANCELED OR NOT RENEWED.

     Our ability to make mortgage loans depends largely on our ability to secure financing on acceptable terms. Currently, we fund substantially all of our loans through our two warehouse facilities and under a loan purchase and sale agreements with one institutional investor. Each of these financings are cancelable by the financing provider at any time. Our financing facilities require us to observe financial and other covenants. If we are not able to renew any of these financing arrangements or arrange for new financing on terms acceptable to us, or if we default on our covenants and are unable to access funds under any of these arrangements, then we will have to reduce our mortgage originations, which would reduce our revenues.

WE FACE INTENSE AND INCREASING COMPETITION THAT COULD ADVERSELY IMPACT OUR MARKET SHARE AND OUR REVENUES.

     We face intense competition from commercial banks, savings and loan associations and other finance and mortgage banking companies, as well as from Internet based lending companies and other lenders participating on the Internet. Entry barriers in the mortgage industry are relatively low and increased competition is likely. As we seek to expand our business, we will face a greater number of competitors, many of whom will be well-established in the markets we seek to penetrate. Many of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources. We cannot assure you we will be able to effectively compete against them or any future competitors.

     Competition may lower the rates we are able to charge borrowers, thereby potentially lowering the amount of premium income on future loan sales and sales of servicing rights. Increased competition also may reduce the volume of our loan originations and loan sales. We cannot assure you that we will be able to compete successfully in this evolving market.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL PERFORMANCE COULD BE MATERIALLY ADVERSELY AFFECTED.

     We have experienced rapid and substantial growth in our mortgage loan originations and revenues since 1995. We intend to pursue a growth strategy for the foreseeable future by enhancing and expanding our Internet business, expanding our traditional business into new geographic areas, increasing the market share of our existing community loan offices, entering into additional joint ventures with realtors and builders, and pursuing selective strategic acquisitions of mortgage lenders and other mortgage banking-related companies. We cannot assure you that we will accurately anticipate and respond to the changing demands our expanding operations will face. We anticipate that future operations will place a significant strain on our management, loan originators, information systems and other resources. We must attract and integrate new personnel, improve existing procedures and controls and implement new ones to support any future growth. Our inability to meet our future hiring needs and to adapt our procedures and controls accordingly could have a material adverse effect on our results of operations, financial condition and business prospects. In addition, we have re-assigned and will continue to re-assign personnel from our traditional business to meet the demands of our Internet business, which may have an adverse effect on our overall business. Further, we must maintain and expand our relationships with popular Web sites in order to successfully implement our Internet growth strategy. In addition, if we make strategic acquisitions, we must successfully integrate the companies we acquire. We cannot assure you that we will achieve our growth expectations, and our inability to do so could materially adversely affect our results of operations and our business.

THE LOSS OF OUR KEY MANAGEMENT COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our future success depends to a significant extent on the continued services of our senior management, particularly our President and Chief Executive Officer, Michael Strauss. The loss of the services of Mr. Strauss, or other key employees, could have a material adverse effect on our business and results of operations. We do not maintain "key person" life insurance for any of our personnel.

OUR BUSINESS MAY SUFFER IF WE CANNOT ATTRACT OR RETAIN QUALIFIED LOAN
ORIGINATORS.

     We depend on our loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders, corporations and others, which we believe leads to repeat and referral business. Accordingly, we must be able to attract, motivate and retain skilled loan originators. In addition, our growth strategy contemplates hiring additional loan originators. The market for such persons is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to attract or retain qualified loan originators. If we cannot attract or retain a sufficient number of skilled loan originators, or even if we can retain them but at higher costs, our business and results of operations could be adversely affected.

CHANGES IN EXISTING GOVERNMENT SPONSORED AND FEDERAL MORTGAGE PROGRAMS COULD NEGATIVELY AFFECT OUR BUSINESS.

     Our ability to generate revenue through mortgage sales to institutional investors largely depends on programs administered by Freddie Mac and others which facilitate the issuance of mortgage-backed securities in the secondary market. A portion of our business also depends on various programs administered by the Federal Housing Administration and the Veterans Administration. Any discontinuation of, or significant reduction in, the operation of those programs could have a material adverse effect on our business and results of operations. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these entities would reduce our revenues.

WE MAY BE REQUIRED TO RETURN PROCEEDS OBTAINED FROM THE SALE OF LOANS, WHICH WOULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     When we sell a loan to an investor, we are required to make unqualified representations and warranties regarding the loan, the borrower and the property. These representations are made based in part on our due diligence and related information provided to us by the borrower and others. If any of these representations or warranties are later determined not to be true, we may be required to repurchase the loan, including principal and interest, from the investor or indemnify the investor for any damages or losses caused by the breach of such representation or warranty. In connection with some non-prime loan sales, we may be required to return a portion of the premium paid by the investor if the loan is prepaid within the first year after its sale. If, to any significant extent, we are required to repurchase loans, indemnify investors or return loan premiums, it could have a material adverse effect on our business and results of operations.

OUR LIMITED NON-PRIME MORTGAGE BUSINESS SUBJECTS US TO GREATER RISKS THAN OUR PRIME BUSINESS AND IF WE WERE TO INCREASE OUR NON-PRIME MORTGAGE BUSINESS IN THE FUTURE, OUR BUSINESS WOULD BECOME LESS STABLE.

     We may make a limited number of loans to borrowers who have impaired or limited credit histories or higher debt-to-income ratios than prime mortgage lenders allow. For the year ended December 31, 2000, approximately 2.1% of the dollar amount, or 3.5% of the total number, of our loans originated were categorized as non-prime. For the first 3 months of 2001, those percentages were 1.4% and 1.8%. The non-prime mortgage banking industry is riskier than the conforming mortgage business primarily because there is a greater risk of default and product offerings for non-prime mortgages frequently change, which may make selling a non-prime loan to our institutional investors more difficult. Our failure to adequately address the related risks could have a material adverse effect on our business and results of operations. The non-prime mortgage business has been subject to increased public and regulatory scrutiny as of late, which has resulted and is expected to continue to result in more stringent regulation of this business. In addition, a number of companies engaged in this business have recently become subject to class-action lawsuits and regulatory actions alleging, among other things, improper marketing practices, improper account terms and fees and disclosure violations.

OUR FINANCIAL RESULTS FLUCTUATE AS A RESULT OF SEASONALITY AND OTHER FACTORS, INCLUDING THE DEMAND FOR MORTGAGE LOANS, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     Our business is generally subject to seasonal trends. These trends reflect the general pattern of resales of homes, which typically peak during the spring and summer seasons and decline from January through March. Our quarterly results have fluctuated in the past and are expected to fluctuate in the future, reflecting the seasonality of the industry.

     Further, if the closing of a sale of loans or servicing rights is postponed, the recognition of premium income from these sales is also postponed. If such a delay causes us to recognize income in the next quarter, our results of operations for the previous quarter could be materially adversely affected. Unanticipated delays could also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our credit facilities are outstanding. In addition, the following factors influence our revenues and net earnings:

     o    the level and volatility of interest rates;

     o    the demand for mortgage loans; and

     o    the size and timing of sales of loans and servicing rights.

     These and other factors make it very difficult to predict our results of operations. If our results of operations do not meet the expectations of our stockholders and securities analysts, then our common stock price may be materially adversely affected.

WE MUST COMPLY WITH NUMEROUS GOVERNMENT REGULATIONS AND WE ARE SUBJECT TO CHANGES IN LAW THAT COULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR BUSINESS.

     Our business is subject to the laws, rules and regulations of various federal, state and local government agencies regarding the origination, processing, underwriting, sale and servicing of mortgage loans. These laws, rules and regulations, among other things, limit the interest rates, finance charges and other fees we may charge, require us to make extensive disclosure, prohibit discrimination and impose qualification and licensing obligations on us. They also impose on us various reporting and net worth requirements. We also are subject to inspection by these government agencies. Our failure to comply with these requirements could lead to, among other things, the loss of approved status, termination of contractual rights without compensation, demands for indemnification or mortgage loan repurchases, class action lawsuits and administrative enforcement actions.

     Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of business on the Internet, including:

     o    user privacy;
     o    taxation;
     o    content;
     o    access charges;
     o    liability for third-party activities; and
     o    jurisdiction.

     The adoption of new laws or the application of existing laws may decrease the use of the Internet, increase our costs or otherwise adversely affect our business.

     Regulatory and legal requirements are subject to change. If such requirements change and become more restrictive, it would be more difficult and expensive for us to comply and could affect the way we conduct our business, which could adversely impact our results of operations. While we believe we are currently in material compliance with the laws, rules and regulations to which we are subject, we cannot assure you that we are, or will be, in full compliance with applicable laws, rules and regulations.

     If we cannot comply with those laws or regulations, or if new laws limit or eliminate some of the benefits of purchasing a mortgage, our business and results of operations may be materially adversely affected.

WE ARE EXPOSED TO ENVIRONMENTAL LIABILITIES WITH RESPECT TO PROPERTIES TO WHICH WE TAKE TITLE, WHICH COULD INCREASE OUR COSTS OF DOING BUSINESS AND ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

     In the course of our business, at various times, we may foreclose and take title (for security purposes) to residential properties, and could be subject to environmental liabilities with respect to such properties. To date, we have not been required to perform any environmental investigation or remediation activities, nor have we been subject to any environmental claims relating to these activities. We cannot assure you that this will remain the case in the future. We may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with an environmental investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties seeking damages and costs resulting from environmental contamination emanating from such property.

AS A HOLDING COMPANY, WE DEPEND ON DIVIDENDS AND DISTRIBUTIONS FROM OUR OPERATING SUBSIDIARY TO FUND OUR OPERATIONS AND MAY, AS A RESULT, BE SUBORDINATE TO THE RIGHTS OF ITS EXISTING AND FUTURE CREDITORS.

     We are a holding company and our principal assets initially are the shares of the capital stock of our wholly-owned subsidiary, American Home Mortgage Corp. As a holding company without independent means of generating operating revenue, we depend on dividends and other payments from our wholly-owned subsidiary to fund our obligations and meet our cash needs. Our expenses may include salaries of our executive officers, insurance, professional fees and service of indebtedness that may be outstanding at various times. Financial covenants under the existing or future loan agreements of our wholly-owned subsidiary, or provisions of the laws of the state where our subsidiary is organized, may limit its ability to make sufficient dividend or other payments to us to permit us to fund our obligations or meet our cash needs, in whole or in part. By virtue of our holding company status, our common stock will be structurally junior in right of payment to all existing and future liabilities of our subsidiary.

                                 USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, working capital, acquisitions and capital expenditures. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

     We will not receive any of the proceeds from the sale of common stock that may be sold by the selling stockholders.

                                RATIO INFORMATION

     The ratio of earnings to combined fixed charges and preferred dividends was calculated by dividing the sum of fixed charges and preferred dividends into the sum of earnings before taxes and fixed charges. Fixed charges for purposes of the ratios consist of interest expense and certain other immaterial expenses. Preferred dividends represent the pre-tax earnings necessary to cover the dividends on our preferred stock, assuming such earnings are taxed at our consolidated effective tax rate. The table below presents the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for the fiscal years ended December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and the three months ended March 31, 2001.

                                                                           Three
                                                                           Months
                                  Years Ended December 31                   Ended
                      --------------------------------------------------  March 31,
                       1996      1997       1998      1999      2000        2001
                      -------  ---------  ---------  --------  ---------  ---------
Ratio of earnings to
combined fixed
charges
and preferred
dividends...........  2.43:1   3.62:1     3.66:1     3.36:1    2.34:1    3.46:1

                              PLAN OF DISTRIBUTION

DISTRIBUTIONS BY THE COMPANY

     We may sell the offered securities from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale:

     o    through underwriters or dealers;

     o    through agents;

     o    directly to one or more purchasers;

     o through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system; or

     o    by any other legally available means.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     SALE THROUGH UNDERWRITERS

     If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     SALE THROUGH AGENTS

     We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

     DIRECT SALES

     We may also sell offered securities directly as principal for our own account. In this case, no underwriters or agents would be involved.

     SALE THROUGH THE INTERNET

     We may from time to time offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

     Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.

     The final offering price at which securities would be sold and the allocation of securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

     If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

     GENERAL INFORMATION

     Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of any participating broker, dealer, agent or underwriter; o the number and type of securities involved;

     o    the price at which such securities were sold;

     o the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

     o    other facts material to the transaction.

     There can be no assurance that we will sell all or any of the securities offered by this prospectus.

DISTRIBUTIONS BY SELLING STOCKHOLDERS

     The selling stockholders may sell shares of our common stock directly, through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may sell all or part of their shares in one or more transactions at prices at or related to the then-current market price or at negotiated prices. The selling stockholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the Nasdaq National Market.

     To the extent required by a particular offering in a prospectus supplement or, if appropriate, a post-effective amendment, we will set forth:

     o    any underwriters, dealers or agents;

     o    their compensation;

     o the number of shares of common stock to be sold and the participating selling stockholders; and

     o    the public offering price of the shares of common stock to be sold.

     The applicable prospectus supplement will also set forth the extent to which we will have agreed to bear fees and expenses of the selling stockholders in connection with the registration of the common stock being offered thereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling stockholders against certain civil liabilities, including liabilities under the Securities Act.

     In connection with any underwritten offering, underwriters and their agents may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from purchasers of shares for whom they act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, commissions or concessions from the underwriters and/or commissions from the purchasers for whom they may act as agents (this compensation to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any underwriters, dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     We cannot assure you that the selling stockholders will sell all or any portion of the shares of common stock offered by this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and selected provisions of our Restated Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to our Restated Certificate of Incorporation and Bylaws.

COMMON STOCK

     Our Restated Certificate of Incorporation authorizes the issuance of up to 19,000,000 shares of common stock, par value $0.01 per share, of which 9,002,251 shares (excluding 50,001 shares of restricted stock issued to our 3 non-employee directors) were outstanding as of March 23, 2001. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director. Subject to the preferences of any series of preferred stock that may at times be outstanding, if any, holders of outstanding shares of common stock are entitled to receive dividends when, as, and if declared by our Board of Directors out of funds legally available for dividends and, if we liquidate, dissolve or wind up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

PREFERRED STOCK

     Our Restated Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding. We may issue, from time to time in one or more series, preferred stock, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by our stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay or prevent a takeover.

     The description of the terms of a particular preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable certificate of designation for complete information regarding a series of preferred stock. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

     The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

     o the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

     o    the offering price;

     o the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

     o    any redemption or sinking fund provisions;

     o the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

     o the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of our stock of any other class or classes, or other series of the same class;

     o the voting rights, if any, of shares of such series in addition to those set forth in "Voting Rights" below;

     o that status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

     o the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our stock ranking junior to the shares of such series as to dividends or upon liquidation;

     o the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

     o any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will upon issuance rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock.

     Dividends. Unless otherwise specified in the applicable prospectus supplement, before any dividends may be declared or paid to the holders of shares of our common stock, par value $.01 per share, or of any other of our capital stock ranking junior to any series of the preferred stock as to the payment of dividends, the holders of the preferred stock of that series will be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee of the board, out of our net profits or net assets legally available therefor, dividends will be payable at such times and rates as will be specified in the applicable prospectus supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement. Dividends will be payable to the holders of record as they appear on our stock transfer records on such dates (not less than 15 days nor more than 60 days prior to a dividend payment date) as will be fixed by the Board of Directors or a duly authorized committee thereof.

     Dividends will be paid in the form of cash. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of the preferred stock of that series will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on that series are declared or paid on any future dividend payment dates. If dividends on any series of preferred stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on that series unless declared and paid ratably on all shares of every series of preferred stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

     The prospectus supplement relating to a series of preferred stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any of our subsidiaries of, the common stock or of any other class of our stock ranking junior to the shares of that series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the certification of incorporation.

     Liquidation Rights. Unless otherwise specified in the prospectus supplement relating to a series of preferred stock, upon our liquidation, dissolution or winding up (whether voluntary or involuntary) the holders of preferred stock of that series will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, the amount specified in the applicable prospectus supplement for that series, together with all dividends accrued and unpaid, before any distribution of the assets will be made to the holders of common stock or any other class or series of shares ranking junior to that series of preferred stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If, upon our liquidation, dissolution or winding up the assets distributable among the holders of a series of preferred stock shall be insufficient to permit the payment in full to the holders of that series of preferred stock of all amounts payable to those holders, then the entire amount of our assets thus distributable will be distributed ratably among the holders of that series of preferred stock in proportion to the respective amounts that would be payable per share if those assets were sufficient to permit payment in full. Neither our consolidation, merger or other business combination with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of our property, assets or business will be deemed to be a liquidation, dissolution or winding up.

     Redemption. If so specified in the applicable prospectus supplement, any series of preferred stock may be redeemable, in whole or in part, at our option or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in that prospectus supplement. If less than all shares of the series at the time outstanding are to be redeemed, the shares to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

     Voting Rights. Unless otherwise determined by the Board of Directors and indicated in the applicable prospectus supplement, holders of the preferred stock of that series will have the voting rights as set forth in the applicable certificate of designation or as otherwise from time to time required by law.

     Other. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

     Our Restated Certificate of Incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law ("DGCL") or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the DGCL permits a corporation to indemnify certain of its officers, directors, employees and agents. Our Restated Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted under law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

     (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or

     (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes:

     (i) any merger or consolidation involving the corporation and the interested stockholder;

     (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     For purposes of Section 203, an interested stockholder is defined as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SELECTED CERTIFICATE AND BYLAW PROVISIONS

     Our Restated Certificate of Incorporation provides that our Board of Directors will be divided into 3 classes, with staggered 3-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

     Our Restated Certificate of Incorporation also provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of our total outstanding voting stock. Vacancies on our Board of Directors, including those resulting from an increase in the number of directors, may be filled only by the remaining directors, not by stockholders.

     Any action required or permitted to be taken by our stockholders may be effected only at an annual or special meeting of stockholders and will not be permitted to be taken by written consent in lieu of a meeting. Our Restated Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called by the chairman of the board or the president and shall be called by any such officer at the written request of a majority of our Board of Directors. Stockholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Our Restated Certificate of Incorporation provides that our Bylaws may only be amended by the affirmative vote of the holders of at least a majority of our outstanding voting stock or by a vote of a majority of the members of the Board of Directors in office.

     Our Bylaws contain an advance notice procedure for nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meeting must be received by us not less than 60 nor more than 90 days prior to the scheduled annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting.

     The preceding provisions could have the effect of discouraging, delaying or making more difficult certain attempts to acquire us or to remove incumbent directors even if a majority of our stockholders believe the attempt to be in their or our best interests.

OPTIONS AND OTHER AWARDS

     Since our initial public offering, 50,001 shares of restricted stock and options to purchase a total of 650,000 shares of common stock have been granted or issued under our 1999 Omnibus Stock Incentive Plan.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 is the transfer agent and registrar of our common stock.

                             DESCRIPTION OF WARRANTS

General

     The following description, together with any information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. Although the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement and such terms may differ from the terms described below.

     We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     This section, along with the description in the applicable prospectus supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We will file copies of the forms of the warrant agreements and warrant certificates as exhibits to the Registration Statement of which this prospectus is a part or as exhibits to a Report on Form 8-K.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     o    the title of the warrants;

     o the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

     o the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

     o    the price or prices at which the warrants will be issued;

     o    the aggregate number of warrants;

     o any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     o the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

     o if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     o if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

     o the maximum or minimum number of warrants which may be exercised at any time;

     o    whether the warrants are to be issued in registered or bearer form;

     o whether the warrants are extendible and the period or periods of such extendibility; and

     o    information with respect to book-entry procedures, if any.


     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

     Each warrant will entitle the holder thereof to purchase for cash the amount of shares of common or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder's warrant(s).

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding (i) the beneficial ownership, as of March 23, 2001, of our shares of common stock (ii) the shares which may be offered by the selling stockholders from time to time, and (iii) the beneficial ownership of common stock as adjusted to reflect the sale of the common stock by the selling stockholders. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law. The information in the table concerning the selling stockholders who may offer common stock hereunder from time to time is based on information provided to us by such stockholders. Information concerning such selling stockholders may change from time to time and any changes of which we are advised will be set forth in a prospectus supplement to the extent so required. See "Plan of Distribution."

-----------------------------------------------------------------------------------------------------------
                                                                                        Shares to be
Name of Selling   Relationship to  Shares Beneficially Owned                         Beneficially Owned
Stockholder       American Home     Prior to the Offering(2)       Maximum        After the Offering (2)(3)
---------------   ---------------  -------------------------   Number of Shares   -------------------------
                                   Number            Percent    to be Offered      Number           Percent
-----------------------------------------------------------------------------------------------------------
Michael Strauss,   President,      5,089,606          56.5%        508,960        4,580,646          50.9%
                   Chief
                   Executive
                   Officer and
                   Chairman
-----------------------------------------------------------------------------------------------------------
John A. Johnston   Chief             403,448           4.5          40,344          363,104           4.0
(4)                Executive
                   Officer of
                   Marina
-----------------------------------------------------------------------------------------------------------
John Manglardi     Senior            147,000           1.6          14,700          132,300           1.5
                   Executive
                   Vice
                   President
-----------------------------------------------------------------------------------------------------------
Vincent Manglardi  Senior            147,000           1.6          14,700          132,300           1.5
                   Executive
                   Vice President
-----------------------------------------------------------------------------------------------------------
Jeffrey Lake       Senior            147,000           1.6          14,700          132,300           1.5
                   Executive
                   Vice President
-----------------------------------------------------------------------------------------------------------
Thomas Fiddler     Executive          48,804           *             4,880           43,924           *
                   Vice President
-----------------------------------------------------------------------------------------------------------
Ronald Bergum (4)  President of      364,056           4.0          36,405          327,651           3.6
                   Marina
-----------------------------------------------------------------------------------------------------------
Stanley Bergum (4)      ---           49,188           *             4,918           44,270           *
-----------------------------------------------------------------------------------------------------------
Michael Moore (4)       ---           49,188           *             4,918           44,270           *
-----------------------------------------------------------------------------------------------------------
Lanceworth              ---            9,837           *               983            8,854           *
Powell (4)
-----------------------------------------------------------------------------------------------------------
Steven Somerman         ---           39,370           *             3,937           35,433           *
(4)
-----------------------------------------------------------------------------------------------------------
Darius Livian (4)       ---            9,837           *               983            8,854           *
-----------------------------------------------------------------------------------------------------------
John Carnahan (4)       ---            4,928           *               492            4,436           *
-----------------------------------------------------------------------------------------------------------
Nicholas Marfino        ---            8,000           *               800            7,200           *
-----------------------------------------------------------------------------------------------------------
Daniel                  ---            5,187           *               518            4,669           *
Manginelli, III
(4)
-----------------------------------------------------------------------------------------------------------
TOTAL                                                              652,283
-----------------------------------------------------------------------------------------------------------

*    Represents less that 1% of our Common Stock.

------------------------

(1) Each of the selling stockholders may offer and sell, from time to time, an aggregate of up to 10% of their current holdings of common stock.

(2) The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934. The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, holders are treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to each holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(3) Assumes the sale of all of the shares offered by this prospectus. The selling stockholders may sell none, all or a portion of the shares offered by this prospectus.

(4) Pursuant to contractual agreement, which we may waive at any time, these shares of our Common Stock may not be sold prior to December 29, 2001. Additionally, said shares are subject to the applicable securities law restrictions on resale contained in Rule 144 and 145 of the Securities Act.

      The prospectus supplement for any offering of the common stock by the selling stockholders will include the following information:

     --the names of the participating selling stockholders;

     --the number of shares held by each of such selling stockholders before and after the offering;

     --the percentage of the common stock held by each of such selling stockholders before and after the offering; and

     --the number of shares of the common stock offered by each of such selling stockholders.

                                  LEGAL MATTERS

     The validity of the securities we and the selling stockholders are offering will be passed upon for us and the selling stockholders by Cadwalader, Wickersham & Taft, New York, New York.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated expenses in connection with the offering described in the registration statement (all of which will be borne by us).

        Securities and Exchange Commission Fee     $18,750
        Printing and Engraving Expenses*            10,000
        Accountants' Fees and Expenses*             10,000
        Legal Fees and Expenses*                    50,000
        Miscellaneous*                               1,500
                                                   -------
        TOTAL*                                     $90,052
                                                   =======

-----------------

*    Estimated. Does not include fees that may be payable to an underwriter.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe that his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, issue or matter therein shall be indemnified as of right against all expenses in connection therewith or resulting therefrom.

     Our Bylaws provide for a broad right for indemnification for any person who is or was involved in any manner in any threatened, pending, or completed investigation, claim, action, suit, or proceeding by reason of the fact that the person had agreed to become a director, officer, employee, or agent of our company. Pursuant to Article VIII of our Bylaws, we will indemnify directors and officers to the fullest extent permitted by applicable law as it presently exists or is amended. We are insured against actions taken under our Bylaws and the directors and officers are insured directly at our expense against such liabilities for which indemnification is not made.


ITEM 16.  EXHIBITS

   EXHIBIT NO.                              DESCRIPTION
----------------    ------------------------------------------------------------

     1.1            Form of Underwriting Agreement. +
     1.2            Form of Warrant Agreement for Common Stock. +
     1.3            Form of Warrant Agreement for Preferred Stock. +
     4.1            Specimen Certificate for the Registrant's Common Stock. *
     4.2            Specimen Certificate for the Registrant's Preferred Stock.
                      **
     5              Form of Opinion of Cadwalader, Wickersham & Taft. +
    12(b)           Computation of Ratio of Earnings to Combined Fixed Charges
                      and Preferred Dividends. +
    23.1            Consent of Cadwalader, Wickersham & Taft is included in
                      its opinion in Exhibit 5. +
    23.2            Consent of Deloitte & Touche LLP. +
    24              Power of Attorney (included on signature page of this
                      registration statement).

* Incorporated by reference to the Exhibits to Amendment No. 3 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on August 31, 1999.

** To be filed either as an exhibit to an amendment to this Registration Statement or as an exhibit to a subsequent filing on Form 8-K.

+ Filed herewith.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement of which this prospectus is a part to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 2nd day of May, 2001.

                                       AMERICAN HOME MORTGAGE HOLDINGS, INC.



                                       By: /s/ Michael Strauss
                                          ----------------------------------
                                          Name: Michael Strauss
                                          Title:  Chairman, Chief Executive
                                                  Officer and President
                                                  (Principal Executive Officer)


                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of American Home Mortgage Holdings, Inc., hereby severally constitute and appoint Michael Strauss as our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and any subsequent registration statement for the same offering or for any additional offerings (as contemplated by the registration statement filed herewith) which may be filed under Rule 415 or Rule 462, and generally to do all that is necessary in our name and on our behalf in our capacities as officers and directors to enable American Home Mortgage Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering or for any additional offerings (as contemplated by the registration statement of which this prospectus is a part filed herewith) which may be filed under Rule 415 or Rule 462.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 2, 2001.

         Signature                      Title
         ---------                      -----

/s/ Michael Strauss         Chairman, Chief Executive
------------------------    Officer and President
Michael Strauss             (Principal Executive Officer)


/s/ C. Cathleen Raffaeli    Director
------------------------
C. Cathleen Raffaeli


/s/ Joseph Bryant           Director
------------------------
Joseph Bryant


/s/ Kenneth Slosser         Director
------------------------
Kenneth Slosser


/s/ John A. Johnston        Director
------------------------
John A. Johnston

/s/ Leonard Schoen, Jr.     Director
------------------------
Leonard Schoen, Jr.


/s/ Robert E. Burke         Chief Financial Officer
------------------------    (Principal Financial Officer)
Robert E. Burke


/s/ Richard Silver          Controller
------------------------    (Principal Accounting
Richard Silver              Officer)

                                  EXHIBIT INDEX


   EXHIBIT NO.                              DESCRIPTION
----------------    ------------------------------------------------------------

     1.1            Form of Underwriting Agreement. +
     1.2            Form of Warrant Agreement for Common Stock. +
     1.3            Form of Warrant Agreement for Preferred Stock. +
     4.1            Specimen Certificate for the Registrant's Common Stock. *
     4.2            Specimen Certificate for the Registrant's Preferred Stock.
                      **
     5              Form of Opinion of Cadwalader, Wickersham & Taft. +
    12(b)           Computation of Ratio of Earnings to Combined Fixed Charges
                      and Preferred Dividends. +
    23.1            Consent for Cadwalader, Wickersham & Taft is included in
                      its opinion in Exhibit 5. +
    23.2            Consent of Deloitte & Touche LLP. +
    24              Power of Attorney (included on signature page of this
                      registration statement).

* Incorporated by reference to the Exhibits to Amendment No. 3 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on August 31, 1999.

** To be filed either as an exhibit to an amendment to this Registration Statement or as an exhibit to a subsequent filing on Form 8-K.

+ Filed herewith.